Elevation Series Trust 485BPOS

Exhibit 99(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of TrueShares ConVex Protect ETF, a series of Elevation Series Trust, under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd

COHEN & COMPANY, LTD.

Greenwood Village, Colorado

June 25, 2025